Exhibit 10.3

SETTLEMENT AGREEMENT

This Settlement Agreement (this "Agreement") dated as of May 30, 2014, is made by and between Lilis Energy, Inc., a Nevada corporation formerly known as Recovery Energy, Inc. ("Lilis") and Hexagon, LLC, a Colorado limited liability company formerly known as Hexagon Investments, LLC ("Hexagon"). This Agreement is joined in by Labyrinth Enterprises LLC, The Reiman Foundation and Scott J. Reiman, (together with Hexagon, the "Hexagon Parties") solely for purposes of Sections 2 and 4(a) of this Agreement.

RECITALS

A.          Lilis and Hexagon entered into (i) a Credit Agreement, dated as of January 29, 2010, providing for a secured term loan in the original principal amount of $4,500,000 (as amended, modified, supplemented, substituted or replaced, "Credit Agreement No. 1"); (ii) a Credit Agreement, dated as of March 25, 2010, providing for a secured term loan in the original principal amount of $6,000,000 (as amended, modified, supplemented, substituted or replaced, “Credit Agreement No. 2”); and (iii) a Credit Agreement, dated as of April 14, 2010, providing for a term loan in the original principal amount of $15,000,000 (as amended, modified, supplemented, substituted or replaced, “Credit Agreement No. 3” and, together with Credit Agreement No. 1 and Credit Agreement No. 2, the "Credit Agreements").

B.           In connection with the Credit Agreements, Lilis executed, in favor of Hexagon, (i) a Promissory Note, dated as of January 29, 2010 (as amended, modified, supplemented, substituted or replaced, "Promissory Note No. 1"); (ii) a Promissory Note, dated as of March 25, 2010 (as amended, modified, supplemented, substituted or replaced, "Promissory Note No. 2"); and a Promissory Note, dated as of April 14, 2010 (as amended, modified, supplemented, substituted or replaced, "Promissory Note No. 3" and, together with Promissory Note No. 1 and Promissory Note No. 2, the "Promissory Notes").

C.           The obligations of Lilis under (i) Promissory Note No. 1 are secured by (a) that certain Mortgage, Security Agreement, Assignment Of Production And Proceeds, Financing Statement And Fixture Filing, dated as of January 29, 2010, by and between Lilis and Hexagon (as amended, the "Colorado Mortgage"), and (b) that certain Deed Of Trust, Mortgage, Security Agreement, Assignment Of Production And Proceeds, Financing Statement And Fixture Filing, dated as of January 29, 2010, by and among Lilis, Hexagon and Jacob B. Mueller, Trustee (as amended, the "First Nebraska Mortgage"); (ii) Promissory Note No. 2 are secured by (a) Deed Of Trust, Mortgage, Security Agreement, Assignment Of Production And Proceeds, Financing Statement And Fixture Filing, dated as of March 25, 2010, by and among Lilis, Hexagon and Jacob B. Mueller, Trustee (the "Second Nebraska Mortgage"), and (b) Mortgage, Security Agreement, Assignment Of Production And Proceeds, Financing Statement And Fixture Filing, dated as of March 25, 2010, by and between Lilis and Hexagon (the "First Wyoming Mortgage"); (iii) Promissory Note No. 3 are secured by Mortgage, Security Agreement, Assignment Of Production And Proceeds, Financing Statement And Fixture Filing, dated as of April 14, 2010, by and between Lilis and Hexagon (the "Second Wyoming Mortgage"); and all of the Promissory Notes are additionally secured by (a) that certain Mortgage, Security Agreement, Assignment Of Production And Proceeds, Financing Statement And Fixture Filing, dated as of March 1, 2013, by and between Lilis and Hexagon (the "Third Wyoming Mortgage"), and (b) that certain First Amendment To Deed Of Trust, Mortgage, Security Agreement, Assignment Of Production And Proceeds, Financing Statement And Fixture Filing, dated as of March 1, 2013, by and between Lilis and Hexagon (the "Amendment to Nebraska Mortgage" and, together with the Colorado Mortgage, the First Nebraska Mortgage, the Second Nebraska Mortgage, the First Wyoming Mortgage, the Second Wyoming Mortgage and the Third Wyoming Mortgage, the "Mortgages").

D.          On May 19, 2014, the parties agreed to extend the maturity date of the Promissory Notes to August 15, 2014 (the “Extension”).

E.           Lilis proposes to restructure and settle the Promissory Notes through (1) an immediate cash payment of $5 million (the “First Cash Payment”), of which $250,000 shall constitute a forbearance fee as consideration for the Extension, $225,000 shall constitute the monthly payment under the Promissory Notes for the month of May, and the remainder shall be applied against principal and interest under the Promissory Notes, (2) an additional cash payment of $5 million (the “Second Cash Payment” and, together with the First Cash Payment, the “Cash Payments”), (3) the issuance to Hexagon of a two-year $6 million unsecured note substantially in the form attached hereto as Exhibit A (the “Replacement Note”), bearing interest at an annual rate of 8%, requiring principal and interest payments of $90,000 per month, and (4) the issuance to Hexagon of 943,208 shares of unregistered common stock (the “Settlement Shares” and, together with the Cash Payments and the Replacement Note, the “Restructuring Consideration”), it being understood that Lilis shall deliver the Replacement Note and the Settlement Shares on the date it makes the Second Cash Payment.

F.           Pursuant to this Agreement, the parties desire that upon delivery by Lilis of the Restructuring Consideration, the Promissory Notes be extinguished and replaced with the Replacement Notes, and that the Credit Agreements and the Mortgages be terminated, and to address certain other matters relating to their relationship.

AGREEMENT

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Restructuring.  Hexagon hereby agrees and acknowledges that, upon Hexagon's receipt of (a) wire transfers in the aggregate amount of the Cash Payments, (b) a certificate representing the Settlement Shares, and (c) an executed Replacement Note, all outstanding obligations under the Credit Agreements and the Promissory Notes shall be deemed discharged and paid in full, and the Credit Agreements, the Promissory Notes and the Mortgages shall be deemed terminated, released and discharged.

2.      Release and Termination.

(a) Without further action necessary by any party, immediately upon Hexagon’s receipt of the Restructuring Consideration, the Hexagon Parties shall unconditionally and irrevocably release and forever discharge the obligations of Lilis under the Credit Agreements and the Promissory Notes, and shall terminate, release and discharge the Credit Agreements, the Promissory Notes and the Mortgages (the “Hexagon Release”).

(b) In exchange for, and effective simultaneously with, the Hexagon Release, Lilis shall unconditionally and irrevocably release and forever discharge the Hexagon Parties, and all of their respective present and former officers, directors, principals, managers, employees, equity holders, agents and representatives, as well as their respective successors and assigns, from any and all claims (whether known or unknown, absolute or contingent, liquidated or unliquidated, matured or unmatured, foreseeable or unforeseeable, previously existing, presently existing or hereafter discovered, at law, in equity or otherwise, whether arising by statute, common law, in contract, in tort or otherwise, of any kind, character or nature whatsoever), causes of action, damages, costs, losses, liens, and expenses arising out of the Credit Agreements, the Promissory Notes and the Mortgages which Lilis may have against Hexagon Parties as of the date upon which the Hexagon Release becomes effective (collectively, the "Released Claims"). This release is specifically intended to operate and be applicable even if it is alleged, charged, or proven that all or some of the Released Claims were solely and completely caused by any acts or omissions, whether negligent, grossly negligent, intentional or otherwise, of or by the released party.

(c)  In exchange for, and effective simultaneously with, the Hexagon Release, Lilis agrees to refrain from, directly or indirectly, asserting any Released Claim, or commencing, instituting or causing to be commenced, or assisting any party in the commencement of any action, proceeding, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) of any kind against Hexagon based upon or related to any Released Claims, unless required by applicable law.

3.      Mortgage Termination.  Without limiting the generality of Section 2 hereof, Hexagon hereby agrees that upon receipt of the Restructuring Consideration, Hexagon shall automatically be deemed to authorize Lilis to file Uniform Commercial Code termination statements and any other release documents necessary to evidence the release of the Mortgages, and Hexagon shall promptly take all reasonable actions and execute all necessary documents, as requested by Lilis, in order further effectuate such authorization.

4.      Specific Covenants of Hexagon. The Hexagon Parties hereby agree as follows:

(a) The Hexagon Parties will not, for a period commencing on the date hereof and ending on the earlier of June 30, 2014, or the date that Lilis achieves sustained average trading volume in excess 100,000 shares per day for at least ten (10) consecutive trading days (the "Release Date"), offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, any shares of common stock, par value $0.0001 per share, of Lilis ("Common Stock") or any securities convertible into, exercisable for, or exchangeable for Common Stock. Additionally, the Hexagon Parties agree that for the period commencing on the Release Date and ending on December 31, 2014, they will not offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise dispose of, directly or indirectly, more than 10,000 shares per week of Common Stock or any securities convertible into, exercisable for, or exchangeable for Common Stock.

(b) Within three (3) business days of receipt of the full Restructuring Consideration, Hexagon shall return to Lilis the original Promissory Notes marked "paid in full."

(c) Within three (3) business days of receipt of the full Restructuring Consideration, Hexagon shall return to Lilis the original Mortgages.

5.      Specific Covenant of Lilis.  Lilis hereby agrees as follows:

(a) Within ninety (90) days from the date of the issuance of the Settlement Shares, Lilis shall, at its own expense, file, and thereafter shall use its reasonable best efforts to cause to become effective and thereafter to maintain the effectiveness of the registration of the Settlement Shares for resale pursuant to the U.S. Securities Act of 1933, as amended on a registration statement prepared by Lilis in form and substance reasonably acceptable to Lilis and the Hexagon Parties (the "Registration Statement").

(b) In the event that Lilis does not make the Second Cash Payment by June 30, 2014, an additional $1,000,000 in principal will be added to the Replacement Note, it being understood that Lilis’s obligations under the original Promissory Notes shall remain in effect until such time as the Second Cash Payment is made.

(c) In the event that Lilis does not fully retire the Replacement Note by December 31, 2014, Lilis shall, within three (3) business days, issue an additional 1,000,000 shares of Common Stock to Hexagon (the “Supplemental Shares”), which shall be registered for resale on the Registration Statement (or a successor thereto) within ninety (90) days from the date of the issuance of the Supplemental Shares.

(d) The Settlement Shares and the Supplemental Shares, if issued, constitute Registrable Securities under that certain Registration Rights Agreement, dated as of June 17, 2010, by and Hexagon and Lilis.

6.      Representations and Warranties.

(a) Lilis hereby represents and warrants to Hexagon that (i) Lilis has the corporate power and authority, and the legal right, to execute, deliver and perform this Agreement, (ii) Lilis has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, (iii) no consent or authorization of, filing with, notice to or other act by, or in respect of, any governmental authority or any other person is required to be obtained by Lilis in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect; (iv) as of the date hereof Lilis is not a debtor or a co-debtor in a bankruptcy or insolvency proceeding, Lilis does not intend to file a petition for relief under the U.S. Bankruptcy Code or any other federal or state insolvency laws providing relief for debtors (“Insolvency Laws”), nor to the knowledge of Lilis, are any of Lilis’s creditors threatening to file an involuntary petition under any Insolvency Law with respect to Lilis as a debtor; and (v) the terms and conditions of this Agreement, including the Cash Payments, (A) are fair and reasonable; (B) are valid, binding and enforceable obligations of Lilis except as limited by Insolvency Laws; and (C) constitute reasonably equivalent value and fair consideration for the releases and other consideration granted by Hexagon.

(b) Hexagon hereby represents and warrants to Lilis that (i) Hexagon has the corporate power and authority, and the legal right, to execute, deliver and perform this Agreement, (ii) Hexagon has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement, (iii) no consent or authorization of, filing with, notice to or other act by, or in respect of, any governmental authority or any other person is required to be obtained by Hexagon in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement, except consents, authorizations, filings and notices which have been obtained or made and are in full force and effect, (iv) the terms and conditions of this Agreement are valid, binding and enforceable obligations of Hexagon except as limited by Insolvency Laws, and (v) neither Hexagon nor any of its affiliates have assigned, conveyed or otherwise transferred any of its interest under the Credit Agreements, the Promissory Notes, the Mortgages or any other documents related thereto to any third party.

7.      Further Assurances.  Lilis and Hexagon each agrees that, from time to time after the date hereof, upon the reasonable request of the other party, it shall cooperate with the other party in executing and delivering any and all such further instruments and documents and take such further action as may be necessary to carry out the intent of this Agreement and the terms hereof.

8.      Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.      Legal Fees and Expenses.  Lilis agrees to pay all costs and expenses incurred (including reasonable attorneys’ fees), and disbursements made by Hexagon in connection with the execution of this Agreement and the Replacement Note.

10.    GOVERNING LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF COLORADO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF COLORADO.

11.    Submission to Jurisdiction.  Each of Lilis, on the one hand, and each of the Hexagon Parties, on the other hand, submits to the jurisdiction of any state or federal court sitting in the City and County of Denver, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each of the Borrower and the Lender waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other party with respect thereto.

12.    Indemnification.  If after receipt of the Cash Payments or any payment of all or part of the amounts due under the Replacement Note, Hexagon is for any reason compelled to surrender such payment to any person or entity, because such payment is determined to be void or voidable as a preference, impermissible setoff, or diversion of trust funds, or for any other reason, this Agreement and the Replacement Note will continue in full force and effect and Lilis will be liable to, and will indemnify, save and hold Hexagon, its officers, directors, attorneys, and employees harmless of and from the amount of such payment surrendered.  The provisions of this Section will be and remain effective notwithstanding any contrary action which may have been taken by Hexagon in reliance on such payment, and any such contrary action so taken will be without prejudice to Hexagon’s rights under this Agreement or the Replacement Note and will be deemed to have been conditioned upon such payment becoming final, indefeasible and irrevocable.  In addition, Lilis will indemnify, defend, save and hold Hexagon, its officers, directors, attorneys, and employees harmless of, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses, joint or several (including all accounting fees and attorneys’ fees reasonably incurred), that Hexagon or any such indemnified party may incur arising out of this Agreement or the Replacement Note, or any act taken by Hexagon hereunder except for the willful misconduct or gross negligence of such indemnified party.  In no event shall Hexagon be liable to Lilis for any consequential, incidental, indirect, punitive, special or similar damages of any nature whatsoever, even if Hexagon has been advised of the possibility of such damages occurring.  The provisions of this Section will survive the termination of this Agreement and the Replacement Note.

13.    WAIVER OF JURY TRIAL. The parties hereto acknowledge and agree that there may be a constitutional right to a jury trial in connection with any claim, dispute or lawsuit arising between or among them, but that such right may be waived.  Accordingly, the parties agree that, notwithstanding such constitutional right, in this commercial matter the parties believe and agree that it shall in their best interests to waive such right, and, accordingly, hereby waive such right to a jury trial, and further agree that the best forum for hearing any claim, dispute, or lawsuit, if any, arising in connection with this Settlement Agreement, the Replacement Note or the relationship between the parties hereto, in each case whether now existing or hereafter arising, or whether sounding in contract or tort or otherwise, shall be a court of competent jurisdiction sitting without a jury. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY HEXAGON’S ABILITY TO PURSUE REMEDIES HEREUNDER, IN THE REPLACEMENT OR ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT RELATED THERETO.

14.    Miscellaneous.  This Agreement: (a) together with the Replacement Note, contains the entire agreement among the parties, (b) may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the party sought to be charged with such amendment or waiver, (c) will be binding upon and will inure to the benefit of the parties and their respective personal representatives, successors and assigns, (d) may be executed in any number of counterparts and by different parties on separate counterparts, each of which will be deemed an original, but all of which, when taken together, shall be deemed to constitute one agreement, and (e) signatures delivered by facsimile, pdf or other electronic means shall constitute original signatures.

[REMAINDER OF THE PAGE IS INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties have caused this Settlement Agreement to be duly executed and effective as of the date first set forth above.

LILIS ENERGY, INC., a Nevada corporation

By:	/s/Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

THE HEXAGON PARTIES

Hexagon, LLC, a Colorado limited liability company

By:	/s/ Brian Fleischmann
Name:	Brian Fleischmann
Title:	Executive Vice President

Labyrinth Enterprises LLC, a Colorado limited liability company

By:	/s/ Brian Fleischmann
Name:	Brian Fleischmann
Title:	Executive Vice President

The Reiman Foundation

By:	/s/ Brian Fleischmann
Name:	Brian Fleischmann
Title:	Executive Vice President

/s/ Scott J. Reiman
Scott J. Reiman

Exhibit A

Note